Ford is America's No 1 Brand In July; EV Sales Outpace Segment, F-Series No. 1 Truck; Ford Brand SUV Sales Post 70 Percent Gain; Lincoln SUVs Set July Record

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JULY 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**163,942**	**87,335**	**73,234**	**7,669**
Total Sales vs. July 2021	36.6%	20.3%	69.9%	168.7%
Retail Sales vs. July 2021	52.3%	33.0%	81.6%	147.3%

HIGHLIGHTS

- **On improved inventory flow, Ford for the second month in a row is the only major automaker to produce sales gains. Ford July sales grew 36.6 percent, vs. an industry down 10.5 percent.** Ford total market share hits 13.9 percent – up 1.0 percentage point from June and 4.8 percentage points over a year-ago. Gains come from higher EV sales and share, F-Series and high-end large SUVs.
- **Ford electric vehicle sales up 168.7 Percent.** With Mustang Mach-E up 74.1 percent, F-150 Lightning delivering its best-month since launch and E-Transit's dominant share position, **Ford grew more than 3 times the rate of the overall electric vehicle segment in July.**
- **Sales of Ford Hybrid vehicles continues to climb, increasing 35.3 percent in July, placing the Ford brand second in hybrid vehicle sales to only Toyota.** F-150 Hybrid sales totaled 4,364 vehicles, while Maverick Hybrid sales totaled 2,153 trucks.
- **To date, 66,500 customers have purchased Ford's BlueCruise hands-free driver-assist technology.** Ford is expanding BlueCruise through Power-Up software updates adding nearly 15,000 2021 F-150 and Mustang Mach-E customers in July, with another 35,000 in process. Ford BlueCruise customers accumulated 11.4 million miles of hands-free highway driving since July 2021.
- **For the fourth straight month,** Ford reported a record pace of just over 50 percent of retail sales coming from previously placed orders. Meanwhile, on Aug. 2 retail order banks re-opened for Bronco Sport, Edge, Explorer and Ranger. Retail orders for Ford's hot-selling F-150 and Transit re-opened a few weeks ago.
- **Ford overall pickup sales, including F-Series, Ranger and Maverick produced total sales of 74,034 up 27.0 percent over a year ago.** Ford's total pickup share for the month was 31.6 percent – up more than 6 percentage points over last year and the highest share of any brand in the total pickup segment.
- **Ford brand SUV sales gained 70.0 percent over last year – totaling 66,266 SUVs.** Combined Bronco family sales, including Bronco Sport, were up 227 percent over last year.

"Ford was America's best-selling brand in July powered by strong demand across our lineup. Our overall sales rose 37 percent in July and electric vehicle sales grew at 3 times the rate of the EV segment. F-Series hit the 60,000-truck mark for the first time this year, with our all-new electric F-150 Lightning having its best sales month yet. Ford SUVs were up 70 percent, while E-Transit leads the electric van space with 95 percent of the electric van segment."

– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS



Ford Pro

Both Transit and E-Transit continued their leadership in the commercial van segment. E-Transit sales through July totaled 3,534. Ford E-Transit represents 95 percent of the electric van market through July of this year. Compared to year ago, Ford Commercial and Government sales were strong in July with gains of 13.9 and 46.3 percent, respectively. Ford Pro Software is growing rapidly with global paid telematics subscriptions growing over 40 percent sequentially for each of the last two quarters.



Ford Electric

Ford's overall share of the electric vehicle segment is rapidly expanding. In July, Ford established 10.9 percent share of the segment – its highest level on record. This compares to 7.3 percent in Q2 and 4.4 percent in Q1 of this year. Combined, Mustang Mach-E, F-150 Lightning and E-Transit are conquesting from competitors at a rate over 60 percent this year. Ford now ranks as America's second best-selling EV brand behind just Tesla.



Ford Trucks

F-Series overall truck sales hit the 60,000-truck threshold for the first time this year, with 63,341 trucks sold – up 21.1 percent over last year. F-Series expanded its sales lead through July of this year over its second-place competitor to 66,691 trucks. Turning in record rates, approximately 65 percent of F-Series retail sales came from previously placed customer orders.



Ford SUV

The Bronco family of vehicles, including Bronco Sport, sales totaled 18,228 SUVs in July – up 227 percent over a year ago. Going into July with a stronger gross stock position, Ford saw strong increases coming from Explorer – up 32.4 percent, the newly redesigned Expedition with sales up 27.9 percent and Escape Hybrid sales gain 142 percent over a year ago.



Lincoln SUVs

Lincoln SUV sales posted a July gain of 68.3 percent over a year ago. With 6,968 Lincoln SUVs sold, July represented a record sales month for Lincoln SUVs. On improved inventory flow, Navigator sales were up 32.0 percent and Aviator gained 71.1 percent. Lincoln's best-selling SUV, the Corsair, provided over a 3-fold increase in its sales over last year.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.